Exhibit 10.49
SETTLEMENT AGREEMENT AND AMENDMENT TO LICENSE AGREEMENT
THIS SETTLEMENT AGREEMENT AND AMENDMENT TO LICENSE AGREEMENT (“Agreement”) is entered into as of this 24th day of November, 2009 (“Effective Date”) by and between QLT INC., a Canadian corporation formerly known as QLT Therapeutics, Inc. (“QLT”), and THE GENERAL HOSPITAL CORPORATION, d/b/a Massachusetts General Hospital, a Massachusetts non-profit corporation (“MGH”).
WHEREAS, QLT and MGH are joint owners of U.S. Patent No. 5,793,349 (the “‘349 Patent”), and entered into a License Agreement, effective December 8, 1998, (the “License Agreement”) regarding the ‘349 Patent and “Patent Rights” relating thereto as defined therein;
WHEREAS, QLT and MGH are parties to a lawsuit in the United States District Court for the District of Massachusetts, Civil Action No. 09-cv-10364 (WGY) (“the Lawsuit”), regarding the ‘349 Patent, the License Agreement, a Side-Letter to the License Agreement dated December 4, 1998, and various issues in connection therewith and related to a series of separate actions involving Massachusetts Eye and Ear Infirmary (“MEEI”);
WHEREAS, QLT and MGH have agreed to settle the Lawsuit, amend the License Agreement, and release all claims in connection with the subject matter of the Lawsuit and License Agreement (except such claims as may arise from this Agreement) in accordance with the terms of this Agreement.
NOW, THEREFORE, in consideration of the foregoing promises and mutual covenants and conditions contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:
1.	Payment and Amendment to License Agreement: In consideration of the terms and conditions hereof, QLT shall pay MGH the total sum of $20,000,000 (twenty million dollars). This sum shall be paid by wire transfer, as directed by MGH in writing, and shall be made no later than December 1, 2009. This amount shall constitute payment in full of all royalty obligations under the License Agreement, through the expiration of the ‘349 Patent and related Patent Rights, and upon receipt of this payment, the License Agreement shall be considered fully paid up. This payment shall be in full and complete satisfaction of all obligations QLT has, may have, or may have had under any circumstances in connection with the subject matter of the Lawsuit, the License Agreement, the Patent Rights, and sales of Visudyne anywhere in the world, and QLT shall have no other or further payment obligations to MGH, or to any person or entity affiliated with MGH, in connection therewith. For avoidance of doubt, the parties further agree that the Side Letter dated December 4, 1998, is now void and of no further force or effect.

1 of 4

2.	MGH Release of QLT: In consideration of the payment and amendment of the License Agreement set forth herein, MGH, on behalf of itself and its officers, directors, employees, and any other current or formerly affiliated persons or entities who may claim any right to compensation in connection with the subject matter of the Lawsuit, License Agreement, Patent Rights, or sales of Visudyne (the “MGH Releasors”), hereby releases QLT and its officers, directors, employees, and any other current or formerly affiliated persons or entities who acted for or on behalf of QLT in connection with the subject matter of the Lawsuit, License Agreement, Patent Rights, or sales of Visudyne (the “QLT Releasees”) from and against any and all claims or causes of action, of whatever nature, the MGH Releasors have, have had, or may have against the QLT Releasees relating in any way to the subject matter of the Lawsuit, the License Agreement, the Patent Rights, or sales of Visudyne anywhere in the world, from the beginning of time and through the end of time, except for claims arising out of the express terms of this Agreement and except for claims arising from future conduct with respect to provisions of the License Agreement that are not amended or affected by this Agreement (e.g., QLT’s going forward indemnification obligations). QLT represents that there are no current claims against it that would trigger indemnification obligations under the License Agreement.
3.	QLT Release of MGH: In consideration of the terms and conditions hereof, QLT, on behalf of itself and its officers, directors, employees, and any other current or formerly affiliated persons or entities who acted for or on behalf of QLT in connection with the subject matter of the Lawsuit, License Agreement, Patent Rights, or sales of Visudyne (the “QLT Releasors”), hereby releases MGH and its officers, directors, employees, and any other current or formerly affiliated persons or entities who acted for or on behalf of MGH in connection with the subject matter of the Lawsuit, License Agreement, Patent Rights, or sales of Visudyne (the “MGH Releasees”) from and against any and all claims or causes of action, of whatever nature, the QLT Releasors have, have had, or may have against the MGH Releasees relating in any way to the subject matter of the Lawsuit, the License Agreement, the Patent Rights, or sales of Visudyne anywhere in the world, from the beginning of time and through the end of time, except for claims arising out of the express terms of this Agreement and except for claims arising from future conduct with respect to provisions of the License Agreement that are not amended or affected by this Agreement (e.g., MGH’s warranty that it has not assigned or conveyed any interest in the Patent Rights inconsistent with the rights granted to QLT).
4.	Dismissal of the Lawsuit: Within 3 (three) business days of the receipt by MGH of the payment set forth in Paragraph 1 above, the parties shall execute and file a stipulation of dismissal, (a) dismissing the Lawsuit referred to above, and all claims and counterclaims asserted in connection therewith, with prejudice; and (b) providing that the United States District Court for the District of Massachusetts shall retain jurisdiction solely for the purpose of enforcing the provisions of this Agreement.
5.	Power to Enter into This Agreement: QLT and MGH each represent and warrant that they have the power to enter into this Agreement, and all of the provisions, covenants and releases set forth herein, and that they have not transferred or otherwise assigned any of the claims or causes of action that have been released in connection herewith.

2 of 4

6.	Execution of Documentation: The parties agree to cooperate fully and to execute any and all supplementary documents and take all additional action that may be necessary and appropriate to give full force and effect to the terms and intent of this Agreement that are not inconsistent with its terms. Executed facsimile or PDF email transmissions of this Agreement and such supplementary documentation shall be deemed originals and shall be fully enforceable.
7.	Choice of Law: This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, without regard to any choice of law principles. The parties expressly agree that the United States District Court for the District of Massachusetts shall retain jurisdiction over the Lawsuit solely for the purpose of enforcing this Agreement. In the event a proceeding is necessary to enforce the terms of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees.
8.	Entire Agreement: This Agreement embodies the entire understanding of the parties. All prior representations and agreements, whether oral or in writing, have been merged into and replaced by this Agreement. The parties further acknowledge that they have been represented by counsel, and are not relying on any representations made by the other in entering into this Agreement. The parties expressly waive any right to seek rescission of this Agreement or to otherwise assert any claims whatsoever based on the subsequent discovery of any unknown fact or circumstance that relates in any way to the subject matter hereof. The parties agree that the Arbitration Agreement dated March 2, 2007 shall not be impacted by this Agreement and shall remain in full force and effect. The parties are not currently contemplating invoking arbitration under the Arbitration Agreement.
9.	Successors and Assigns: This Agreement shall inure to the benefit of and be binding upon the Parties and their respective heirs, executors, successors, and assigns.

3 of 4

10.	Counterparts: This Agreement may be executed by each of the parties in counterparts with the same effect as if the Parties had signed the same copy.

QLT INC.	THE GENERAL HOSPITAL CORPORATION, d/b/a Massachusetts General Hospital

By: /s/ Robert Butchofsky	By: /s/ Frances Toneguzzo

Name: Robert Butchofsky	Name: Frances Toneguzzo

Its: President and Chief Executive Officer	Its: Director of Research and Licensing

Date: November 24, 2009	Date: November 24, 2009

4 of 4